Exhibit 99.1

     VaxGen Reports Positive Results of Animal Efficacy Studies of Smallpox
                                Vaccine Candidate

      BRISBANE, Calif. - April 14, 2004 - VaxGen, Inc. (Nasdaq: VXGN) today announced top-line results from two animal studies of the effectiveness of its attenuated smallpox vaccine candidate, LC16m8. Both studies, which were conducted in mice and rabbits, respectively, demonstrated that a single dose of LC16m8 was as effective as the currently licensed vaccine, DryVax, in protecting against a lethal poxvirus challenge. LC16m8 is a live attenuated vaccinia vaccine and has been licensed for use in humans in Japan since 1980.

      "These are the first animal efficacy studies to be reported which directly compare the effectiveness of LC16m8 and Dryvax," said Lance K. Gordon, Ph.D., VaxGen's president and chief executive officer. "Results of these new studies demonstrate that the vaccine is as effective as DryVax in controlled challenge studies in two animal species."

      Dr. Gordon will discuss these findings at the Biodefense Vaccines, Therapeutics and Diagnostics conference today in Washington, D.C. Results from these studies will be presented in further detail at the 7th Annual Conference on Vaccine Research of the National Foundation for Infectious Diseases (www.nfid.org/conferences/vaccine04), which is scheduled to take place from May 24-26 in Arlington, Virginia. The studies were funded by VaxGen and the National Institute of Allergy and Infectious Diseases, part of the U.S. National Institutes of Health. VaxGen is developing LC16m8 in collaboration with the Chemo-Sero-Therapeutic Institute (Kaketsuken) of Japan. The company plans to begin a Phase I/II trial in humans to study LC16m8's safety and immunogenicity, the ability of the vaccine to induce an immune response, later this year. VaxGen also intends to initiate a large-scale safety trial in the second half of 2004. Additional animal studies are also planned.

      About LC16m8

      In collaboration with the Chemo-Sero Therapeutic Research Institute (Kaketsuken) of Japan, VaxGen is developing LC16m8 for use in the United States and potentially elsewhere. LC16m8 is a next-generation, attenuated smallpox vaccine that is designed to have a better safety profile, yet be equally effective, compared to conventional smallpox vaccines. LC16m8 has been licensed for use in Japan since 1980 and forms the basis for that country's smallpox vaccine stockpile. It is the only attenuated vaccine to be licensed for use in humans to prevent smallpox infection.

      LC16m8 has been used in laboratory workers, medical and emergency response personnel and has been administered to 50,000 children in Japan. LC16m8 is produced in cell culture from vaccinia virus that has been attenuated, or modified, so that it can initiate an immune response without causing serious adverse side effects.

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      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and plague and an anthrax monoclonal antibody in collaboration with AVANIR Pharmaceuticals. The company is also the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's product candidates. For more information, please visit the company's web site at: www.vaxgen.com.

NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of VaxGen's clinical development of LC16m8, the ultimate safety and efficacy of LC16m8 and VaxGen's ability or intentions to sell the vaccine. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to
Item 1 of the company's Annual Report on Form 10-K filed by VaxGen in March 30, 2004 under the heading "Additional Business Risks" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Media Contact

Kesinee Angkustsiri Yip
Associate Director, Corporate Communications
Mobile: 650-238-4685 (at the Biodefense Vaccines conference 4/14/04)
Office: 650-624-2304

Investor Contact

Lance Ignon
Vice President, Corporate Affairs
650-624-1041